EXHIBIT 3.1

Equity Incentive Compensation

To incentivize Executive to remain with, and be committed to, the success of BRK Inc. (the “Company”) and its shareholders, Executive shall receive 117,434 shares of the Company’s common stock, in restricted form, representing fourteen and eighty-three one hundredth percent (14.83%) of the then issued and outstanding shares of the Company’s common stock. Not less than semi-annually, as the number of outstanding shares of the Company increases, the Company shall issue Executive additional shares of common stock, in restricted form, so that Executive maintains a fourteen and eighty-three one hundredth percent (14.83%) ownership of the Company.

Stock Ownership Guidelines.

Executive shall be subject to, and shall comply with, the Company’s stock ownership guidelines, including compliance with its Insider Trading Policy, including the Addendum thereto, and with Section 16 of the Securities Exchange Act of 1934, as amended.

The parties have executed this Agreement as of the date first written above.

The Company:

BRK, INC.

By:	/s/ Daniel Serruya
Name: Daniel Serruya
Title: President and Chief Executive Officer

Address: 411 Eastgate Road, Suite A
Henderson, Nevada 89011

Executive:

By:	/s/ Daniel Serruya
Name (Print): Daniel Serruya

Address:
Tel: